UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20459

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report:  July 21, 2025

(Date of earliest event reported)

LTC PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	1-11314	71-0720518
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No)

3011 Townsgate Road, Suite 220

Westlake Village, CA 91361

(Address of principal executive offices)

(805) 981-8655

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $.01 par value	LTC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. — Material Definitive Agreement

On July 21, 2025, LTC Properties, Inc. (“LTC”) entered into a new unsecured Credit Agreement (the “Credit Agreement”) to refinance LTC’s prior unsecured Third Amended and Restated Credit Agreement dated November 19, 2021, as amended (the “Prior Credit Agreement”).

Under the Credit Agreement, the aggregate initial revolving credit commitments of the Lenders identified below is $600.0 million. The Credit Agreement permits LTC to request an increase to the revolving credit commitments or to request a new term loan commitment in an aggregate amount not to exceed $600.0 million, for a total maximum commitment of up to $1.2 billion under the Credit Agreement. The Credit Agreement will mature on July 21, 2029 and provides for a one-year extension option for the revolving credit facility at LTC’s discretion, subject to customary conditions.

As a result of the refinancing, as of July 21, 2025, LTC had $275.6 million outstanding under the new Credit Agreement at a variable rate currently of SOFR plus 110 basis points and a facility fee of 15 basis points. The term loan facilities under the Prior Credit Agreement have been repaid in full.

In connection with the Prior Credit Agreement, LTC entered into interest rate swap agreements, which will remain in effect, to effectively fix the interest rate on $100.0 million under the Credit Agreement at 2.27% and 2.41% per annum until November 19, 2025 and November 19, 2026, respectively, based upon the Credit Agreement’s stated applicable margins.

The following financial institutions are participants in the Credit Agreement: KeyBank National Association, as Administrative Agent and L/C Issuer, and KeyBank National Association, Wells Fargo Bank, National Association, Citizens Bank, N.A., The Huntington National Bank, Royal Bank of Canada and U.S. Bank National Association, as Lenders. In addition, KeyBanc Capital Markets, Inc., Wells Fargo Securities, LLC and Citizens Securities, Inc., are serving as Joint Lead Arrangers and Joint Book Runners, Wells Fargo Bank, National Association and Citizens Bank, N.A. are serving as Co-Syndication Agents, The Huntington National Bank, is serving as Documentation Agent, and Royal Bank of Canada, is serving as Sustainability Agent.

A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and is hereby incorporated by reference. The above summary of the Credit Agreement is qualified in its entirety by reference to such a document.

The Credit Agreement contains customary representations, warranties, and agreements. The representations, warranties, and covenants contained in the Credit Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Credit Agreement and may be subject to certain limitations agreed upon by such parties. The representations, warranties, and covenants in the Credit Agreement should be read only in conjunction with the other information that LTC makes publicly available in reports, statements, and other documents filed with the Securities and Exchange Commission.

Item 9.01. — Financial Statements and Exhibits

10.1	Credit Agreement dated as of July 21, 2025.
104	Cover Page Interactive Data File. Formatted in Inline XBRL and contained in exhibit 101.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LTC PROPERTIES, INC.

Dated: July 21, 2025	By:	/s/ CAROLINE CHIKHALE
Caroline Chikhale
Executive Vice President, Chief Financial Officer and Treasurer